SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Earliest Reported Events August 31, 1997



                                  ISRAMCO, INC.
                ------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    Delaware
                             ----------------------
                            (State of Incorporation)

             575 Madison Avenue, New York, New York 10022 Suite 1006
             -------------------------------------------------------
                    (Address of principal executive offices)

                                  212-605-0417
                                ----------------
                               (Telephone number)


     0-12500                                                     13-3145265
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Commission File No.                                          IRS Employer ID No.




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Item 5. Other Material Events
-----------------------------

     A. The Company announced September 8, 1997 that it had acquired from Equital Ltd. (an affiliated company formerly known as Pass-port Ltd.) a 50% participation in a joint venture that holds the following two permits offshore of the Congo for $2.7 million: (1) the Marine III Exploration permit which has a term of four years with an extension right of three years; and, (2) the Tilapia Exploitation permit to develop the Tilapia Field, which has a term of ten years with an extension right of five years.

     The joint venture holds 100% of the rights under the production sharing contract for the Tilapia permit and 50% of the rights with regard to the production sharing contract in the Marine III permit. The other participant in the joint venture is Naphtha Israel Petroleum Corp. Ltd., 37.4% owner of the Company. Work programs for the two permits are being prepared by the operator, Naphtha Congo Ltd., a wholly owned subsidiary of Naphtha Israel Petroleum Corp. Ltd.

     Oil was discovered within the area of the Tilapia Exploitation Permit in the Tilapia Marine-I exploration well drilled by the previous operator of the permit, to a total depth of 5,018 feet. The well tested 2,040 barrels of oil per day from a 31 foot thick sandstone reservoir, at a depth of 3,874 feet. The discovery well is located 8.5 nautical miles north of the Point Indienne productive oil field and less than one mile from the shore line.

     The Marine III Exploration Permit covers an area of approximately 236,000 acres and is located in shallow water, 0-80 feet deep, along the coast. No wells have yet been drilled on this permit. The area of the two permits is covered by a dense grid of two dimensional seismic lines.

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



     The joint venture's rights in the production sharing contract on the Tilapia permit is subject to a 12.5% carried interest after payout of the joint venture's investment costs not including the purchase price. The Company's participation in the joint venture is subject to an 8% carried interest after payout in its rights regarding the production sharing contract on the Tilapia permit.

     "Payout" means all of the interest by the Company in the Tilapia permit (excluding the purchase price paid by the Company to Equital Ltd.). The Company received a fair market valuation of the two permits from Forrest A. Garb & Assoc., Inc., petroleum consultants, Dallas, Texas.

     The Agreement by and among Naphtha Congo Ltd., Equital Ltd. and the Company dated September 4, 1997 is attached hereto as Exhibit A.

     B. The Company entered into a Consulting Agreement with a company which employs Daniel Avner, President, for the period commencing July 28, 1997 and continuing up to and July 31, 1998 providing for a monthly compensation of $7,500. The entire agreement is attached hereto as Exhibit A.


Item 7. Exhibits.
-----------------

          Exhibit A - Agreement by and among  Naphtha  Congo Ltd.,  Equital Ltd.
                      and Isramco, Inc.

          Exhibit B - Consulting Agreement with Romulas Investment Ltd.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Isramco, Inc.
                                   (registrant)


September 9, 1997                  By:  /s/ Haim Tsuff
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     (Date)                           Haim Tsuff
                                      Chairman of the Board


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